Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned hereby agrees that (i) a statement on Schedule 13G (including amendments thereto) with respect to the common shares of beneficial interest, par value $0.001 per share, in Sixth Street Lending Partners filed herewith shall be filed on behalf of each of the undersigned, and (ii) this Joint Filing Agreement shall be included as an exhibit to such joint filing, provided that, as provided by Rule 13d-1(k)(1)(ii) under the Exchange Act, no person shall be responsible for the completeness and accuracy of the information concerning the other person making the filing unless such person knows or has reason to believe such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby executes this Agreement as of November 24, 2023.

CHINA INVESTMENT CORPORATION

By: /s/ PENG, Chun
Name: PENG, Chun
Title: Chairman & Chief Executive Officer

CIC INTERNATIONAL CO., LTD.

By: /s/ PENG, Chun
Name: PENG, Chun
Title: Chairman & Chief Executive Officer

FLOURISH INVESTMENT CORPORATION

By: /s/ GUO, Xiangjun
Name: GUO, Xiangjun
Title: President & Executive Director